News Release
August 2, 2022
SSR MINING REPORTS SECOND QUARTER 2022 RESULTS
HIGHLIGHTS
ATTRIBUTABLE & ADJUSTED ATTRIBUTABLE Q2 DILUTED EPS OF $0.27 AND $0.30 PER SHARE, RESPECTIVELY
QUARTERLY PRODUCTION OF 159,262 OUNCES AT PRODUCTION COSTS OF $986 PER OUNCE AND AISC* OF $1,267 PER OUNCE
FIRST HALF PRODUCTION OF 333,201 OUNCES AT PRODUCTION COSTS OF $918 PER OUNCE AND AISC* of $1,177 PER OUNCE
YEAR-TO-DATE CAPITAL RETURNS OF NEARLY $100 MILLION, A 2.8% YIELD
COMPANY ADDED TO RUSSELL 1000® INDEX FOLLOWING SUCCESSFUL U.S. GAAP TRANSITION
PUBLISHED FOURTH ANNUAL ESG AND SUSTAINABILITY REPORT
CLOSED THE ACQUISITION OF TAIGA GOLD CORP. IN SASKATCHEWAN
SUBSEQUENT TO THE QUARTER, COMPLETED THE SALE OF THE PITARRILLA PROJECT IN MEXICO
ҪӦPLER HEAP LEACH IMPROVEMENT INITIATIVES COMPLETED AND PENDING INSPECTION AND VERIFICATION BY REGULATORS
RESTART OF OPERATIONS EXPECTED IN THE THIRD QUARTER FOLLOWING RECEIPT OF REQUIRED REGULATORY APPROVALS
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the second quarter ended June 30, 2022. In addition, the Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on September 6, 2022 to holders of record at the close of business on August 12, 2022. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.
Rod Antal, President and CEO said, "The second quarter of 2022 demonstrated the continued resilience of our globally diversified business in the face of inflationary pressures, as our consolidated production and cost metrics tracked well against our year-to-date targets. Our four operating assets produced 333,201 gold equivalent ounces at production costs of $918 per ounce and AISC of $1,177 per gold equivalent ounce, showcasing solid margins with attributable net income of $126 million and adjusted attributable net income of $133 million for the first half of the year. We are however continuing to face increased cost pressures especially in fuel, electricity, and reagents across the business that have outpaced our various cost mitigation efforts this year. As a result, we are reaffirming our production guidance, albeit at the bottom end of the guidance range, and revising our cost guidance higher for the year to reflect these macroeconomic pressures and the temporary suspension of the Çöpler mine.
The second quarter also included an update to our peer-leading capital returns program with the announcement of a Normal Course Issuer Bid (“NCIB”). Including purchases subsequent to quarter’s end, we have already returned nearly $70 million to shareholders under the 2022 NCIB program, in addition to the more than $30 million in quarterly dividend payments year-to-date. Combined, SSR Mining has delivered a year-to-date capital returns yield in excess of 2.8% and a minimum capital return for the year of approximately 3.7%. Given the near-term value opportunities across the portfolio, we continue to view the share buyback program as an accretive mechanism to return capital to our shareholders.
Importantly at Çöpler, we have completed the improvement initiatives at the heap leach pad required by Türkiye’s Ministry of Environment, Urbanization and Climate Change (“Ministry of Environment”), and after inspection and verification by the Regulators, we will move towards obtaining the approvals to restart operations. We remain closely aligned with the Ministry of Environment and will provide further updates to the market as required.”

* AISC is a non-GAAP metric which is customary in the mining industry. For an explanation of AISC and a reconciliation to production costs, a comparable financial measure calculated under U.S. GAAP, see "Cautionary Note Regarding Non-GAAP Financial Measures".

SSR Mining Inc.	PAGE 1

Second Quarter 2022 Highlights:
(All figures are in U.S. dollars unless otherwise noted)
▪Solid operating performance: Delivered second quarter production of 159,262 gold equivalent ounces at production costs of $986 per gold equivalent ounce and AISC of $1,267 per gold equivalent ounce, for year-to-date production of 333,201 gold equivalent ounces at production costs of $918 per gold equivalent ounce and AISC of $1,177 per gold equivalent ounce. (1) SSR Mining’s previously announced January 31st full year production guidance is unchanged, however the Company is revising its cost guidance higher, with production cost guidance of $940 – $1,000 per gold equivalent ounce and AISC guidance of $1,230 – $1,290 per gold equivalent ounce, from $1,120 – $1,180 per gold equivalent ounce previously. Production for the remainder of 2022 is expected to be heavily weighted to the fourth quarter, driven by stronger production at Marigold, the deferral of planned maintenance previously scheduled for the fourth quarter at Çöpler, and the potential mining of higher grades at Seabee. Accordingly, AISC are expected to be lowest in the fourth quarter, trending below the revised cost guidance range.
▪Strong financial results: Attributable net income in the second quarter was $58.5 million, or $0.27 per diluted share, and adjusted attributable net income was $66.8 million, or $0.30 per diluted share. (1) For the six months ending June 30, 2022, operating cash flow was $95.0 million and free cash flow was $18.7 million. (1)
▪Renewed commitment to peer-leading capital returns: During the second quarter, the Board declared a quarterly cash dividend of $0.07 per share. Additionally, on June 16, 2022, the Company announced that it had received acceptance from the Toronto Stock Exchange to initiate an NCIB permitting SSR Mining to purchase for cancellation up to 10,600,000 of its common shares of the Company representing approximately 5% of SSR Mining’s total issued and outstanding common shares. As of June 30, 2022, the Company has purchased a total of 797,842 of its outstanding common shares under the NCIB at an average price of $18.38 per share. As of July 29, 2022, the Company had repurchased more than 4,000,000 shares under the NCIB program.
▪Balance sheet reinforces business resiliency: At the end of the second quarter, the Company had a cash and cash equivalents balance of $938.6 million, after $35.6 million in scheduled debt repayments, $30.1 million in dividend payments to equity shareholders, $14.7 million in share repurchases, and $30.8 million in dividends to joint venture partners in the first half of 2022. Non-GAAP net cash totals $638.1 million as of June 30, 2022. (1)
▪Çöpler maintenance accelerated, improvement initiatives completed: Delivered gold production of 51,389 ounces in the second quarter at production costs of $1,091 per ounce and AISC of $1,253 per ounce. (1) Maintenance previously scheduled for the fourth quarter of 2022 has been accelerated and partially completed during the current pause in operations at Çöpler. As noted, Çöpler has completed the improvement initiatives required by the Türkiye’s Ministry of Environment, pending inspection and verification by the Regulators, and will move towards obtaining approvals to restart operations during the third quarter of 2022.
▪Marigold progressing towards strong second half: Marigold produced 45,769 ounces of gold in the second quarter, in line with expectations. Marigold’s production profile remains 60% weighted to the second half of 2022 as higher grade ore accessed in the second and third quarters of 2022 is expected to drive stronger production through the remainder of the year, most notably in the fourth quarter. Marigold stacked approximately 71,000 ounces in the second quarter, including 31,000 ounces in the month of June. Accordingly, AISC is expected to improve in line with this production profile and be lowest in the fourth quarter. (1)
▪Record first half production at Seabee: Produced 38,341 ounces of gold in the second quarter at production costs of $447 per ounce and AISC of $628 per ounce as processed grades of 12.1 g/t benefited from higher grade stockpiled material mined in the first quarter. (1) Underground mining and mill throughputs both averaged nearly 1,100 tonnes per day in the second quarter as operational excellence initiatives continued to support strong productivity. Exploration continues at the higher grade zone mined in the first quarter, which if successful, could provide the potential for the area to be mined again in 2023. An update on this initiative, along with an exploration update across the Seabee property, is expected within the second half of 2022.
▪Puna returns to plan, on track for stronger second half: Produced 2.0 million ounces of silver at production costs of $18.29 per ounce of silver in the second quarter and AISC of $15.23 per ounce of silver. (1) Throughput averaged more than 4,600 tonnes per day in the second quarter, showcasing the successful operational excellence initiatives at the mine.

SSR Mining Inc.	PAGE 2

▪Exploration activities progressed across the portfolio: The 2022 exploration programs continued across the Company’s core jurisdictions. Exploration results from resource expansion and development programs at Copper Hill, Çakmaktepe Extension, Marigold, Seabee, and Puna are expected throughout the second half of 2022. Earlier stage, regional exploration activities also continued in Nevada, Saskatchewan, Türkiye, Peru and Argentina during the quarter.
▪Russell 1000® Index inclusion reflects successful U.S. GAAP transition: On June 27, 2022, the Company was incorporated into the Russell 1000® Index as well as the broad-market Russell 3000® Index as part of the annual reconstitution of the Russell indexes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12 trillion in assets are benchmarked against Russell’s U.S. indexes, and we believe the inclusion in these indexes is expected to increase the Company’s exposure in the U.S. investment community and provide an opportunity to expand our shareholder base.
▪2021 ESG and Sustainability Report: On April 14, 2022, the Company published its fourth annual ESG and Sustainability Report. The report outlines SSR Mining’s approach to sustainability across a range of areas, including Health & Safety, environment, communities, and diversity, as well as summarizes our 2021 ESG performance.
▪Completed the sale of the Pitarrilla project: Subsequent to the quarter, on July 6, 2022 the Company announced the closing of the sale of the Pitarrilla project to Endeavour Silver following receipt of all required regulatory approvals and satisfaction of customary closing conditions. As consideration for the sale, SSR Mining received $35 million in cash, $35 million in shares of Endeavour Silver, and a 1.25% net smelter return royalty on the Pitarrilla property. The sale was originally announced on January 13, 2022.
▪Closed the acquisition of Taiga Gold Corp.: On April 14, 2022, SSR Mining completed the previously announced plan of arrangement to acquire all of the issued and outstanding shares of Taiga Gold Corp. The transaction consolidated a 100% interest in the Fisher property contiguous to the Seabee mine, eliminated a 2.5% NSR royalty on the Fisher property, and added five new properties covering over 29,100 hectares to complement the Company’s existing exploration platform in the underexplored and geologically prospective Province of Saskatchewan. SSR Mining’s Saskatchewan assets now cover an area of approximately 132,520 hectares.

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, free cash flow, net cash, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 3

Revised Guidance Table

Operating Guidance (100% basis) (1)		Çöpler (3)	Marigold	Seabee	Puna	Other	Consolidated
Gold Production	koz	220 - 250	215 - 245	150 - 160	—	—	585 - 655
Silver Production	Moz	—	—	—	8.0 - 9.0	—	8.0 - 9.0
Gold Equivalent Production	koz	220 - 250	215 - 245	150 - 160	115 - 125	—	700 - 780
Production Cost per Ounce (2)	$/oz	1,000 - 1,050	1,025 - 1,075	435 - 485	18.00 - 19.50	—	940 - 1,000
Cash Cost per Ounce (4)	$/oz	975 - 1,025	1,025 - 1,075	435 - 485	14.00 - 15.50	—	880 - 940
Sustaining Capital Expenditures (5)	$M	43	57	43	16	—	159
Sustaining Exploration Expenditures	$M	3	6	1	3	—	13
General & Administrative	$M	—	—	—	—	55 - 65	55 - 65
All-In Sustaining Cost per Ounce (4)	$/oz	1,160 - 1,210	1,325 - 1,375	705 - 755	16.25 - 17.75		1,230 - 1,290
Growth Capital Expenditures	$M	17	—	5	—	—	22
Growth Exploration and Resource Development Expenditures (6)	$M	17	18	14	—	5	54
Total Growth Capital	$M	34	18	19	—	5	76
(1)Figures may not add up due to rounding.
(2)Production costs are the nearest comparable GAAP measure to the non-GAAP cash costs and AISC metrics. Production cost guidance was not previously provided in the Company’s January 31st, 2022 press release but is now included to reflect SSR Mining’s transition to SEC reporting.
(3)Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.
(4)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Çöpler, Marigold, Seabee and Puna. See “Cautionary Note Regarding Non-GAAP Measures”. AISC includes reclamation cost accretion and amortization and certain lease payments.
(5)Excludes sustaining exploration and evaluation expenditures. Includes approximately $11.0 million in lease payments at Çöpler. Includes mine development at Seabee.
(6)Growth exploration and resource development expenditures are shown on a 100% basis, of which SSR Mining attributable amount totals $50M.

SSR Mining Inc.	PAGE 4

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three and six months ended June 30, 2022 and June 30, 2021 is presented below:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Financial Results
Revenue	$319,583	$376,950	$675,029	$743,434
Operating income	$70,095	$103,716	$185,965	$232,899
Net income	$67,519	$77,792	$143,625	$205,243
Net income attributable to equity holders of SSR Mining	$58,488	$74,719	$126,051	$183,579
Basic net income per share attributable to equity holders of SSR Mining	$0.28	$0.34	$0.59	$0.84
Diluted net income per share attributable to equity holders of SSR Mining	$0.27	$0.33	$0.57	$0.81
Adjusted attributable net income (1)	$66,800	$107,323	$132,742	$217,245
Adjusted basic attributable net income per share (1)	$0.31	$0.49	$0.62	$0.99
Adjusted diluted attributable net income per share (1)	$0.30	$0.47	$0.60	$0.95

Cash generated by operating activities	$32,838	$135,753	$95,025	$263,256
Cash used in investing activities	$(29,860)	$(30,716)	$(57,745)	$(86,450)
Cash used in financing activities	$(63,235)	$(100,428)	$(116,684)	$(166,835)

Operating Results
Gold produced (oz)	135,500	170,640	292,510	340,789
Gold sold (oz)	146,329	173,572	303,508	346,852
Silver produced ('000 oz)	1,967	1,990	3,270	3,782
Silver sold ('000 oz)	1,771	1,914	3,532	3,863
Lead produced ('000 lb) (3)	8,889	9,642	16,192	15,806
Lead sold ('000 lb) (3)	8,874	7,685	19,087	13,787
Zinc produced ('000 lb) (3)	1,507	3,935	3,350	7,014
Zinc sold ('000 lb) (3)	1,367	3,124	4,495	3,932

Gold equivalent produced (oz) (4)	159,262	199,673	333,201	395,750
Gold equivalent sold (oz) (4)	167,201	201,504	346,893	402,994

Average realized gold price ($/oz sold)	$1,862	$1,820	$1,871	$1,809
Average realized silver price ($/oz sold)	$22.12	$26.56	$22.99	$26.29

Production costs per gold equivalent ounce sold (4)	$986	$828	$918	$816
Cash cost per gold equivalent ounce sold (1, 4)	$933	$695	$851	$692
AISC per gold equivalent ounce sold (1, 4)	$1,267	$938	$1,177	$954

Financial Position	June 30, 2022		December 31, 2021
Cash and cash equivalents	$	938,599	$	1,017,562
Current assets	$	1,607,491	$	1,600,314
Total assets	$	5,167,951	$	5,211,438
Current liabilities	$	226,428	$	283,882
Total liabilities	$	1,042,818	$	1,158,921
Working capital (2)	$	1,381,063	$	1,316,432

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.
(2)Working capital is defined as current assets less current liabilities.
(3)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(4)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.

SSR Mining Inc.	PAGE 5

Çöpler, Türkiye
(amounts presented on 100% basis)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2022	2021	2022	2021
Gold produced (oz)	51,389	75,754	122,030	154,232
Gold sold (oz)	57,846	76,872	130,271	159,374

Ore mined (kt)	674	2,279	1,685	5,286
Waste removed (kt)	6,173	3,143	11,308	6,826
Total material mined (kt)	6,847	5,422	12,993	12,111
Strip ratio	9.2	1.4	6.7	1.3

Ore stacked (kt)	148	417	210	1,358
Gold grade stacked (g/t)	0.90	1.45	0.87	1.34

Ore milled (kt)	611	523	1,256	1,103
Gold mill feed grade (g/t)	2.55	3.55	2.95	3.43
Gold recovery (%)	87.2	91.6	87.1	91.2

Average realized gold price ($/oz sold)	$1,863	1,809	$1,869	$1,810
Production costs ($/oz gold sold)	$1,091	907	$965	$854
Cash costs ($/oz gold sold) (5)	$1,078	684	$948	$634
AISC ($/oz gold sold) (5)	$1,253	824	$1,087	$780

(5)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure. For the three and six months ended June 30, 2022, cash costs and AISC per ounce of gold sold include the impact of any fair value adjustment on acquired inventories. For the three and six months ended June 30, 2021, cash costs and AISC per ounce of gold sold exclude the impact of any fair value adjustment on acquired inventories.

For the three months ended June 30, 2022 and 2021, Çöpler produced 51,389 and 75,754 ounces of gold, respectively. For the six months ended June 30, 2022 and 2021, Çöpler produced 122,030 and 154,232 ounces of gold, respectively. Lower production for the three and six months ended June 30, 2022, is mainly due to depleting oxide ore which resulted in fewer oxide tons and lower grade mined, as well as the scheduled autoclave maintenance that was completed in April of 2022. Production costs were $1,091 per ounce in the second quarter, while AISC was $1,253 per ounce reflecting higher reagent unit prices as well as lower mill grade feed.

At the end of the second quarter, Türkiye’s Ministry of Environment temporarily suspended operations pending implementation of required improvement initiatives. As noted, SSR Mining has completed these initiatives under the oversight of the Ministry of Environment, and after inspection and verification by the Regulators, the Company will move towards obtaining the approvals to restart operations during the third quarter of 2022.

By advancing planned fourth quarter 2022 maintenance in conjunction with recent improvement initiatives, the brick relining of the second sulfide plant autoclave can be deferred into the first half of 2023. Additionally, the flotation circuit continued to ramp up in the quarter, supporting record throughput of 1.3 million tonnes in the sulfide plant in the first half of 2022, while helping to reduce reagent usage in the plant.

Çakmaktepe Extension continues to progress towards expected first gold production in 2023. As highlighted in the CDMP21, Çakmaktepe Extension is expected to contribute more than 1.2 million ounces of gold production for initial capital of $69 million. The Company is also progressing the C2 project through a Pre-Feasibility Study in 2022, targeting first production for the project in 2025 for initial capital of $218 million.

SSR Mining Inc.	PAGE 6

Marigold, USA

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2022	2021	2022	2021
Gold produced (oz)	45,769	57,892	79,557	125,828
Gold sold (oz)	45,983	60,000	82,937	125,012

Ore mined (kt)	4,100	5,758	8,920	11,469
Waste removed (kt)	20,576	19,267	40,364	37,318
Total material mined (kt)	24,676	25,024	49,284	48,787
Strip ratio	5.0	3.3	4.5	3.3

Ore stacked (kt)	4,100	5,758	8,920	11,469
Gold grade stacked (g/t)	0.67	0.44	0.52	0.42

Average realized gold price ($/oz sold)	$1,860	$1,826	$$1,862	$$1,806
Production costs ($/oz gold sold)	$1,097	$860	$1,075	$842
Cash costs ($/oz gold sold) (6)	$1,099	$856	$1,076	$839
AISC ($/oz gold sold) (6)	$1,458	$1,091	$1,505	$1,145

(6)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure.

For the three months ended June 30, 2022 and 2021, Marigold produced 45,769 and 57,892 ounces of gold, respectively. For the six months ended June 30, 2022 and 2021, Marigold produced 79,557 and 125,828 ounces of gold, respectively. As guided, production in the first half was impacted by fewer tonnes placed, as well as slower leaching due to finer ore from the north pits delaying some gold recovery. Second quarter production costs were $1,097 per ounce. In line with expectations, quarterly AISC of $1,458 per ounce was above Marigold’s full-year guidance range due to the increased waste stripping and fewer ounces sold. Marigold stacked approximately 71,000 ounces in the second quarter of 2022, including 31,000 ounces in the month of June.

In 2022, Marigold remains on track for its original production guidance. As previously guided, production is weighted to the second half of the year, most notably the fourth quarter, reflecting the higher grades stacked in the second and third quarters. This improving production profile and reduced waste stripping is expected to drive quarter-over-quarter reductions in mine-site AISC.

SSR Mining Inc.	PAGE 7

Seabee, Canada

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2022	2021	2022	2021
Gold produced (oz)	38,341	36,994	90,923	60,729
Gold sold (oz)	42,500	36,700	90,300	62,466

Ore mined (kt)	97	99	199	187
Waste removed (kt)	63	63	128	133
Total material mined (kt)	160	161	327	319

Ore milled (kt)	99	88	194	178
Gold mill feed grade (g/t)	12.06	13.19	14.85	10.81
Gold recovery (%)	98.0	98.7	98.4	98.6

Average realized gold price ($/oz sold)	$1,863	$1,830	$1,884	$1,810
Production costs ($/oz gold sold)	$447	$421	$392	$513
Cash costs ($/oz gold sold) (7)	$449	$383	$394	$479
AISC ($/oz gold sold) (7)	$628	$580	$611	$799

(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure.

For the three months ended June 30, 2022 and 2021, Seabee produced 38,341 and 36,994 ounces of gold, respectively. For the six months ended June 30, 2022 and 2021, Seabee produced 90,923 and 60,729 ounces of gold, respectively. The increase in gold production during the first six months of 2022 was the result of a 37.4% increase in mill feed grade to 14.85 g/t and increased mine and mill productivity levels. During the quarter, production benefited from the processing of higher grade material stockpiled in the first quarter of 2022. Second quarter production costs were $447 per ounce. AISC of $628 per ounce was below expectations due to the increased production during the quarter.

Exploration and definition work is continuing at the high grade zone mined in the first quarter which if successful could enable mining in this area in 2023.

SSR Mining Inc.	PAGE 8

Puna, Argentina

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2022	2021	2022	2021
Silver produced ('000 oz)	1,967	1,990	3,270	3,782
Silver sold ('000 oz)	1,771	1,914	3,532	3,863
Lead produced ('000 lb)	8,889	9,642	16,192	15,806
Lead sold ('000 lb)	8,874	7,685	19,087	13,787
Zinc produced ('000 lb)	1,507	3,935	3,350	7,014
Zinc sold ('000 lb)	1,367	3,124	4,495	3,932
Gold equivalent sold ('000 oz) (9)	20,872	27,932	43,385	56,142

Ore mined (kt)	505	375	852	614
Waste removed (kt)	2,311	2,652	4,389	4,646
Total material mined (kt)	2,816	3,026	5,241	5,260
Strip ratio	4.6	7.1	5.2	7.6

Ore milled (kt)	419	409	792	792
Silver mill feed grade (g/t)	152.39	158.00	137.73	156.00
Lead mill feed grade (%)	1.01	1.15	1.02	0.99
Zinc mill feed grade (%)	0.33	0.65	0.37	0.63
Silver mill recovery (%)	95.6	95.9	95.4	95.3
Lead mill recovery (%)	92.9	93.3	92.3	91.1
Zinc mill recovery (%)	41.7	67.3	46.3	63.6

Average realized silver price ($/oz sold)	$22.12	$26.56	$22.99	$26.29
Production costs ($/oz silver sold)	$18.29	$15.75	$19.31	$14.32
Cash costs ($/oz silver sold) (8)	$13.54	$11.5	$13.3	$11.07
AISC ($/oz silver sold) (8)	$15.23	$13.19	$14.95	$13.14

(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to production costs, which are the comparable GAAP financial measure.
(9)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.

For the three months ended June 30, 2022 and 2021, Puna produced 2.0 million ounces of silver. For the six months ended June 30, 2022 and 2021, Puna produced 3.3 million and 3.8 million ounces of silver, respectively. Second quarter production costs were $18.29 per ounce of silver sold. Second quarter 2022 AISC of $15.23 per ounce of silver sold was in line with expectations.

Production is expected to remain weighted to the second half of 2022, driven largely by higher grades in the third and fourth quarters as tonnes processed are targeted to remain at or above 4,500 tonnes per day throughout the year.

SSR Mining Inc.	PAGE 9

Conference Call Information

This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Tuesday, August 2, 2022, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (800) 319-4610
All other callers:	+1 (604) 638-5340
Webcast:	[http://ir.ssrmining.com/investors/events]

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	‘+1 (855) 669-9658, replay code 8984
All other callers:	‘+1 (412) 317-0088, replay code 8984

Dividend Declaration

On August 2, 2022 the Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable on September 6, 2022 to holders of record at the close of business on August 12, 2022. This dividend qualifies as an 'eligible dividend' for Canadian income tax purposes.

The dividend payment applies to holders of SSR Mining’s common shares, which trade on the Toronto Stock Exchange and the Nasdaq under the symbol SSRM, and to holders of its CHESS Depositary Interests ("CDIs"), which trade on the Australian Securities Exchange under the symbol SSR. Each CDI confers a beneficial interest in one common share. Therefore, CDI holders are entitled to a dividend calculated on the same basis as the holders of SSR Mining’s common shares.

SSR Mining has sought and been granted a temporary waiver of certain of the ASX Settlement Operating Rules. Under the authority of the waiver, the processing of conversions of common shares to CDIs, or CDIs to common shares, lodged on or after or after August 11, 2022, will be deferred until after the record date of August 12, 2022. The key dates with respect to the dividend are as follows:

Last date for processing requests to convert CDIs into common shares and to convert common shares into CDIs before the record date for the dividend	August 10, 2022
CDIs trade on the ASX on an ex‐dividend basis	August 11, 2022
Common shares trade on the TSX and Nasdaq on an ex‐dividend basis	August 11, 2022
Record date for the dividend	August 12, 2022
Processing recommences for requests to convert CDIs into common shares and to convert common shares into CDIs	August 15, 2022
Common share dividend payment date (in Canada and the United States)	September 6, 2022
Payment of dividend to CDI holders (in Australia)	September 7, 2022

SSR Mining Inc.	PAGE 10

Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars. For CDI holders, payments will be made in Australian dollars, and it is expected to be based on the prevailing exchange rate sourced from the wholesale foreign exchange market on or around 5 business days after the record date.

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 11

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; renewal of the NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

SSR Mining Inc.	PAGE 12

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income, free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Net Cash
Net cash and net debt are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash is a useful measure for shareholders as it helps evaluate the strength of liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$938,599	$1,017,562
Restricted cash	$35,387	$35,303
Total Cash	$973,986	$1,052,865

Short and Long Term Portion of Term Loan	$105,000	$140,000
Face Value of 2019 Convertible Note	$230,000	$230,000
Other Debt	$924	$1,450
Total Debt	$335,924	$371,450

Net Cash (Debt)	$638,062	$681,415

Non-GAAP Measure - Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is production costs. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the production costs associated with an ounce of precious metal, the Company includes by-product credits. Thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations.

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its cash costs and which are reconciled to reported production costs.

SSR Mining Inc.	PAGE 13

The following tables provide a reconciliation of production costs to cash costs and AISC:

	Three Months Ended June 30, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$63,095	$50,422	$19,015	$ 32,396	$ —	$ 164,928
By-product credits	$(743)	$(22)	$(41)	$(11,836)	$—	$(12,642)
Treatment and refining charges	$—	$142	$117	$3,433	$—	$3,692
Cash costs (non-GAAP)	$62,352	$50,542	$19,091	$23,993	$—	$155,978
Sustaining capital expenditures	$8,104	$15,331	$7,386	$2,427	$—	$33,248
Sustaining exploration and evaluation expense	$1,346	$618	$—	$115	$—	$2,079
Reclamation cost accretion and amortization	$(133)	$557	$209	$432	$—	$1,065
General and administrative expense and stock-based compensation expense	$800	$1	$8	$15	$18,644	$19,468
Total AISC (non-GAAP)	$72,469	$67,049	$26,694	$26,982	$18,644	$211,838

Gold sold (oz)	57,846	45,983	42,500	—	—	146,329
Silver sold (oz)	—	—	—	1,771,455	—	1,771,455
Gold equivalent sold (oz) (11)(12)	57,846	45,983	42,500	20,872	—	167,201

Production cost per gold equivalent ounce sold	1,091	1,097	447	1,552	N/A	986
Cash cost per gold ounce sold	1,078	1,099	449	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.54	N/A	N/A
Cash cost per gold equivalent ounce sold	1,078	1,099	449	1,150	N/A	933
AISC per gold ounce sold	1,253	1,458	628	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.23	N/A	N/A
AISC per gold equivalent ounce sold	1,253	1,458	628	1,293	N/A	1,267

	Three Months Ended June 30, 2021
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$69,737	$51,590	$15,467	$30,152	$—	$166,946
By-product credits	$(1,218)	$(24)	$(30)	$(11,433)	$—	$(12,705)
Treatment and refining charges	$—	$67	$71	$4,159	$—	$4,297
Incremental COVID-19 related costs(10)	$—	$(272)	$(1,470)	$(861)	$—	$(2,603)
Fair value adjustment on acquired inventories	$(15,975)	$—	$—	$—	$—	$(15,975)
Cash costs (non-GAAP)	$52,544	$51,361	$14,038	$22,017	$—	$139,960
Sustaining capital expenditures	$9,308	$12,493	$—	$2,245	$—	$24,046
Sustaining exploration and evaluation expense	$57	$835	$6,916	$35	$—	$7,843
Reclamation cost accretion and amortization	$559	$779	$201	$406	$—	$1,945
General and administrative expense and stock-based compensation expense	$894	$—	$118	$538	$13,657	$15,208
Total AISC (non-GAAP)	$63,362	$65,468	$21,273	$25,241	$13,657	$189,002

Gold sold (oz)	76,872	60,000	36,700	—	—	173,572
Silver sold (oz)	—	—	—	1,914,030	—	1,914,030
Gold equivalent sold (oz) (11)(12)	76,872	60,000	36,700	27,932	—	201,504

Production cost per gold equivalent ounce sold	907	860	421	1,079	N/A	828
Cash cost per gold ounce sold	684	856	383	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	11.50	N/A	N/A
Cash cost per gold equivalent ounce sold	684	856	383	788	N/A	695
AISC per gold ounce sold	824	1,091	580	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	13.19	N/A	N/A
AISC per gold equivalent ounce sold	824	1,091	580	904	N/A	938
(10)COVID-19 related costs include direct, incremental costs associated with COVID-19.
(11)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(12)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 14

	Six Months Ended June 30, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$125,679	$89,157	$35,425	$68,187	$—	$318,448
By-product credits	$(2,207)	$(63)	$(77)	$(28,569)	$—	$(30,916)
Treatment and refining charges	$—	$177	$207	$7,366	$—	$7,750
Cash costs (non-GAAP)	$123,472	$89,271	$35,555	$46,984	$—	$295,282
Sustaining capital expenditures	$14,479	$33,566	$19,261	$4,640	$—	$71,946
Sustaining exploration and evaluation expense	$1,728	$935	$—	$165	$—	$2,828
Reclamation cost accretion and amortization	$262	$1,070	$351	$863	$—	$2,546
General and administrative expense and stock-based compensation expense	$1,714	$1	$11	$163	$33,818	$35,707
Total AISC (non-GAAP)	$141,655	$124,843	$55,178	$52,815	$33,818	$408,309

Gold sold (oz)	130,271	82,937	90,300	—	—	303,508
Silver sold (oz)	—	—	—	3,531,842	—	3,531,842
Gold equivalent sold (oz) (11)(12)	130,271	82,937	90,300	43,385	—	346,893

Production cost per gold equivalent ounce sold	965	1,075	392	1,572	N/A	918
Cash cost per gold ounce sold	948	1,076	394	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.30	N/A	N/A
Cash cost per gold equivalent ounce sold	948	1,076	394	1,083	N/A	851
AISC per gold ounce sold	1,087	1,505	611	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	14.95	N/A	N/A
AISC per gold equivalent ounce sold	1,087	1,505	611	1,217	N/A	1,177

	Six Months Ended June 30, 2021
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$136,154	$105,301	$32,028	$55,326	$—	$328,809
By-product credits	$(3,007)	$(60)	$(62)	$(18,282)	$—	$(21,411)
Treatment and refining charges	$—	$261	$259	$7,480	$—	$8,000
Incremental COVID-19 related costs(10)	$—	$(603)	$(2,322)	$(1,755)	$—	$(4,680)
Fair value adjustment on acquired inventories	$(32,044)	$—	$—	$—	$—	$(32,044)
Cash costs (non-GAAP)	$101,103	$104,899	$29,903	$42,769	$—	$278,674
Sustaining capital expenditures	$16,572	$35,906	$19,662	$5,521	$—	$77,661
Sustaining exploration and evaluation expense	$220	$989	$—	$54	$—	$1,263
Reclamation cost accretion and amortization	$1,384	$1,440	$317	$812	$—	$3,953
General and administrative expense and stock-based compensation expense	$4,989	$(103)	$27	$1,622	$16,432	$22,967
Total AISC (non-GAAP)	$124,268	$143,131	$49,909	$50,778	$16,432	$384,518

Gold sold (oz)	159,374	125,012	62,466	—	—	346,852
Silver sold (oz)	—	—	—	3,863,116	—	3,863,116
Gold equivalent sold (oz) (11)(12)	159,374	125,012	62,466	56,142	—	402,994

Production cost per gold equivalent ounce sold	854	842	513	985	N/A	816
Cash cost per gold ounce sold	634	839	479	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	11.07	N/A	N/A
Cash cost per gold equivalent ounce sold	634	839	479	762	N/A	692
AISC per gold ounce sold	780	1,145	799	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	13.14	N/A	N/A
AISC per gold equivalent ounce sold	780	1,145	799	904	N/A	954
(10)COVID-19 related costs include direct, incremental costs associated with COVID-19.
(11)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(12)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 15

The following tables provide a reconciliation of production costs to cash costs and AISC used in our 2022 guidance:

		Çöpler (16)		Marigold		Seabee		Puna		Other		Consolidated
		Prior (14)	Updated	Prior (14)	Updated	Prior (14)	Updated	Prior (14)	Updated	Prior (14)	Updated	Prior (14)	Updated
Gold Production	koz	255 - 285	220 - 250	215 - 245	215 - 245	115 - 125	150 - 160	—	—	—	—	585 - 655	585 - 655
Silver Production	Moz	—	—	—	—	—	—	8.0 - 9.0	8.0 - 9.0	—	—	8.0 - 9.0	8.0 - 9.0
Gold Equivalent Production	koz	255 - 285	220 - 250	215 - 245	215 - 245	115 - 125	150 - 160	115 - 125	115 - 125	—	—	700 - 780	700 - 780

Gold Sold	koz	NA	220 - 250	NA	215 - 245	NA	150 - 160	—	—	—	—	NA	585 - 655
Silver Sold	Moz	—	—	—	—	—	—	NA	8.0 - 9.0	—	—	NA	8.0 - 9.0
Production Costs (GAAP) (14)	$M	NA	220 - 250	NA	220 - 250	NA	65 - 75	NA	145 - 165	—	—	NA	650 - 740
By-Product Credits + Treatment & Refining Costs	$M	NA	(5)	NA	0	NA	0	NA	(30)	—	—	NA	(35)
Cash Cost (non-GAAP) (14)	$M	NA	215 - 245	NA	220 - 250	NA	65 - 75	NA	115 - 135	—	—	NA	615 - 705
Sustaining Capital Expenditures (17)	$M	43	43	57	57	43	43	16	16	—	—	159	159
Sustaining Exploration Expenditures	$M	3	3	6	6	1	1	3	3	—	—	13	13
General & Administrative	$M	—	—	—	—	—	—	—	—	55 - 65	55 - 65	55 - 65	55 - 65
All-In Sustaining Cost (non-GAAP) (15)	$M	NA	260 - 290	NA	285 - 315	NA	110 - 120	NA	135 - 150	NA	—	NA	842 - 942

Production Costs per Ounce (GAAP) (14)	$/oz	NA	1,000 - 1,050	NA	1,025 - 1,075	NA	435 - 485	NA	18.00 - 19.50	—	—	NA	940 - 1,000
Cash Cost per Ounce (non-GAAP) (15)	$/oz	735 - 785	975 - 1,025	960 - 1,010	1,025 - 1,075	525 - 575	435 - 485	12.00 - 13.50	14.00 - 15.50	—	—	790 - 850	880 - 940
All-In Sustaining Cost per Ounce (non-GAAP) (15)	$/oz	915 - 965	1,160 - 1,210	1,245 - 1,295	1,325 - 1,375	895 - 945	705 - 755	14.75 - 16.25	16.25 - 17.75	—	—	1,120 - 1,180	1,230 - 1,290

Growth Capital Expenditures	$M	17	17	—	—	5	5	—	—	—	—	22	22
Growth Exploration and Resource Development Expenditures (17)	$M	17	17	18	18	14	14	—	—	5	5	54	54
Total Growth Capital	$M	34	34	18	18	19	19	—	—	5	5	76	76
(13)Figures may not add up due to rounding.
(14)Production costs are the nearest comparable GAAP measure to the non-GAAP cash costs and AISC metrics. Production cost guidance was not previously provided in the Company’s January 31st, 2022 press release but is now included to reflect SSR Mining’s transition to SEC reporting.
(15)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Çöpler, Marigold, Seabee and Puna. See “Cautionary Note Regarding Non-GAAP Measures”. AISC includes reclamation cost accretion and amortization and certain lease payments.
(16)Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.
(17)Excludes sustaining exploration and evaluation expenditures. Includes approximately $11.0 million in lease payments at Çöpler. Includes mine development at Seabee. Growth exploration and resource development expenditures are shown on a 100% basis, of which SSR Mining attributable amount totals $50M.

SSR Mining Inc.	PAGE 16

Non-GAAP Measure - Adjusted Attributable Net Income
Adjusted attributable net income and adjusted attributable net income per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income attributable to equity holders of SSR Mining and net income per share attributable to equity holders of SSR Mining. Adjusted attributable net income is defined as net income adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including impairment charges; foreign exchange (gains) losses and inflationary impacts on tax balances; transaction, integration, and SEC conversion expenses; and other non-recurring items.

The following table provides a reconciliation of net income attributable to equity holders of SSR Mining to adjusted net income attributable to equity holders of SSR Mining:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to equity holders of SSR Mining (GAAP)	$58,488	$74,719	$126,051	$183,579
Interest saving on convertible notes, net of tax	$1,230	$1,259	$2,446	$3,136
Net income used in the calculation of diluted net income per share	$59,718	$75,978	$128,497	$186,715

Weighted-average shares used in the calculation of net income and adjusted net income per share
Basic	212,600	219,030	212,512	219,409
Diluted	225,084	231,389	224,962	231,750

Net income per share attributable to common stockholders (GAAP)
Basic	$0.28	$0.34	$0.59	$0.84
Diluted	$0.27	$0.33	$0.57	$0.81

Adjustments:
Fair value adjustment on acquired assets (18)	$—	$24,254	$—	$49,479
COVID-19 related costs (19)	$—	$2,603	$—	$4,680
Foreign exchange loss (gain)	$4,869	$930	$8,156	$1,309
Transaction, integration, and SEC conversion expense	$—	$894	$1,217	$5,386
Impairment of long-lived and other assets	$—	$22,345	$—	$22,349
Change in fair value of marketable securities	$2,876	$1,362	$3,799	$1,947
Loss (gain) on sale of mineral properties, plant and equipment	$757	$(1,636)	$1,341	$(1,614)
Income tax impact related to above adjustments	$(945)	$(10,198)	$(1,653)	$(16,841)
Foreign exchange (gain) loss and inflationary impacts on tax balances	$755	$(12,558)	$(6,169)	$(37,637)
Impact of tax rate change on fair value adjustments	$—	$4,608	$—	$4,608
Adjusted net income attributable to equity holders of SSR Mining (Non-GAAP)	$66,800	$107,323	$132,742	$217,245

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.31	$0.49	$0.62	$0.99
Diluted	$0.30	$0.47	$0.60	$0.95

(18)Fair value adjustments on acquired assets relate to the acquisition of Alacer's inventories and mineral properties.
(19)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.

Non-GAAP Measure - Free Cash Flow
The Company uses free cash flow to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash provided by operating activities (GAAP)	$32,838	$135,753	$95,025	$263,256
Expenditures on mineral properties, plant, and equipment	$(41,838)	$(37,536)	$(76,330)	$(93,247)
Free cash flow (non-GAAP)	$(9,000)	$98,217	$18,695	$170,009

SSR Mining Inc.	PAGE 17